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                                                                    Exhibit 99.1

[HALO LOGO]

HALO Industries, Inc.                             Contact:
500 W. Lake Cook Road                             Larry Larsen,
suite 350                                         312-751-3617
Deerfield, IL 60015
www.halo.com

            HALO INDUSTRIES EXPECTS TO RESTATE ITS FINANCIAL RESULTS

           FINANCIAL STATEMENTS FROM 1998 THROUGH 2000 TO BE REVIEWED

CHICAGO, NOVEMBER 21, 2001 - HALO Industries, Inc., a promotional products industry leader, today announced that it expects to restate its financial results for the last three fiscal years ending December 31, 1998 through 2000 and that, accordingly, such financial statements and the accompanying auditors' reports should not be relied upon. The Company may also restate its first quarter 2001 Form 10-Q.

     The amounts of the restatements are preliminarily estimated to reduce pretax income by approximately $6.9 million for 1998 and increase pretax losses by approximately $2.7 million for 1999, $4.2 million for 2000 and $1.2 million for the first quarter of 2001. In its Annual Report on Form 10-K filed April 2, 2001, HALO reported pretax income from continuing operations of $33.7 million for 1998 and pretax losses from continuing operations of $29.2 million and $62.9 million for 1999 and 2000, respectively. In its Form 10-Q filed on May 14, 2001, HALO reported a pretax loss from continuing operations of $36.2 million.

     The adjustments, which were identified as a part of the company's internal financial review, primarily adjust accounts at a non-core marketing services subsidiary and are principally related to the recording of revenue at that subsidiary. HALO noted that the amended results would not be filed with the Securities and Exchange Commission until a review by HALO and its independent auditors is completed, but was providing a preliminary estimate of the effect in order to keep any of its interested constituencies informed. There can be no assurances that the Company's preliminary estimate of the restatements will not differ materially from the amended results.

ABOUT HALO

     HALO Industries, Inc. (OTC: HMLOQ) is a promotional products leader and brand marketing organization.

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SAFE HARBOR

     Certain statements in this press release regarding the restatement of financial results are forward-looking statements that involve substantial risks and uncertainties. Actual results may differ materially from those implied by such forward-looking statements as a result of various factors. Readers are encouraged to review HALO's Annual Report on Form 10-K and quarterly report on Form 10-Q for other important factors that may cause actual results to differ materially from those implied in these forward-looking statements.

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